Exhibit 99.1

BIO-TECHNE RELEASES SECOND QUARTER FISCAL 2025 RESULTS

Minneapolis/February 5, 2025/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the second quarter ending December 31, 2024.

Second Quarter FY2025 Highlights

●Second quarter organic revenue increased by 9% (9% reported) to $297.0 million.

●GAAP earnings per share (EPS) was $0.22 versus $0.17 one year ago. Delivered adjusted EPS of $0.42 compared to $0.40 one year ago.

●Improving biopharma end-market conditions combined with continued momentum of our cell and gene therapy workflow solutions, led to 8% organic growth in our Protein Sciences Segment (7% reported).

●Strong commercial execution in Diagnostics & Spatial Biology led to 12% organic growth (12% reported) in the segment.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted diluted EPS, adjusted net earnings, adjusted gross margin, adjusted operating income, adjusted tax rate, organic revenue, adjusted operating margin, earnings before interest, taxes, depreciation, and amortization (EBITDA), and adjusted EBITDA are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“The Bio-Techne team once again executed at a high level and delivered strong second quarter results,” said Kim Kelderman, President and Chief Executive Officer of Bio-Techne. “It is encouraging to see early signs of improvement in the biopharma end-market, which was evident in our cell and gene therapy and protein analysis instrumentation businesses. We delivered this top-line result with a continued focus on profitability, which resulted in a 30.1% adjusted operating margin, an increase of 110 basis points sequentially.”

Kelderman added, “The Bio-Techne growth vectors empower the discovery of novel biological insights, the development and manufacturing of advanced therapeutics and, enable precision diagnostics. Our portfolio plays a key role in the healthy aging of global populations. The combination of this unique portfolio with the talented Bio-Techne team positions the Company for continued differentiated financial performance.”

Bio-Techne will host an earnings conference call today, February 5, 2025, at 8:00 a.m. CST. To listen, please dial 1-877-407-9208 or 1-201-493-6784 (for international callers), and reference conference ID 13751305. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512- 2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 13751305. The replay will be available from 11:00 a.m. CST on Wednesday, February 5, 2025, until 11:00 p.m. CST on Wednesday, March 5, 2025.

Second Quarter Fiscal 2025

Revenue

Net sales for the second quarter increased 9% to $297.0 million. Organic revenue increased 9% compared to the prior year. Foreign currency exchange and a business held-for-sale did not have a material impact.

GAAP Earnings Results

GAAP EPS was $0.22 per diluted share, versus $0.17 in the same quarter last year. GAAP operating income for the second quarter of fiscal 2025 increased 25% to $47.4 million, compared to $38.0 million in the second quarter of fiscal 2024. GAAP operating margin was 16.0%, compared to 13.9% in the second quarter of fiscal 2024. Current year GAAP operating margin was favorably impacted by volume leverage and a non-recurring prior year impairment of a business held-for-sale.

Non-GAAP Earnings Results

Adjusted EPS increased to $0.42 per diluted share compared to $0.40 in the same quarter last year. Adjusted operating income for the second quarter of fiscal 2025 increased 8% to $88.7 million, compared to $81.9 million in the second quarter of fiscal 2024. Adjusted operating margin remained flat at 30.1% for the second quarter of fiscal 2025 compared to the second quarter of fiscal 2024. Adjusted operating margin was impacted by favorable volume leverage offset by re-instatement of incentive compensation accruals.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biopharma and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s second quarter fiscal 2025 net sales were $211.6 million, an increase of 7% from $197.7 million for the second quarter of fiscal 2024. As of December 31, 2023, a business within the Protein Sciences Segment met the criteria as held-for-sale; this held-for-sale business has been excluded from the segment’s second quarter fiscal 2025 operating results. The exclusion of fiscal 2025 sales related to this held-for-sale business reduced sales by 1%. Organic revenue growth was 8% for the second quarter of fiscal 2025, with foreign currency exchange not having a material impact. The Protein Sciences segment’s operating margin increased to 41.2% in the second quarter of fiscal 2025 compared to 40.3% in the second quarter of fiscal 2024. The segment’s operating margin increased primarily due to volume leverage offset by re-instatement of incentive compensation accruals.

Diagnostics and Spatial Biology Segment

The Company’s Diagnostics and Spatial Biology segment develops and provides spatial biology products, carrier screening and oncology kits, as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Spatial Biology segment also provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Spatial Biology segment’s second quarter fiscal 2025 net sales were $84.1 million, an increase of 12% from $75.4 million for the second quarter of fiscal 2024. Organic revenue growth was 12% for the second quarter of fiscal 2025, with foreign exchange not having a material impact. The Diagnostics and Spatial Biology segment’s operating margin was 3.9% in the second quarter of fiscal 2025 compared to 6.0% in the second quarter of fiscal 2024. The segment’s operating margin decreased primarily due to re-instatement of incentive compensation accruals, partially offset by favorable volume leverage.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. These non-GAAP measures include:

•	Organic revenue
•	Adjusted diluted earnings per share
•	Adjusted net earnings
•	Adjusted tax rate
•	Adjusted gross margin
•	Adjusted operating income
•	Adjusted operating margin

• Earnings before interest, taxes, depreciation, and amortization (EBITDA)

• Adjusted EBITDA

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic revenue represents revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, the impact of businesses held-for-sale, as well as the impact of partially-owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from businesses held-for-sale are excluded from our organic revenue calculation starting on the date they become held-for-sale as those revenues will not be comparative in future periods. Revenues from partially-owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculation, as those revenues are not fully attributable to the Company. There was no revenue from partially-owned consolidated subsidiaries in the fiscal years 2025 and 2024.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, which is inclusive of the employer portion of payroll taxes on those stock awards, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, restructuring and restructuring-related costs. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjection assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory, and other non-recurring items including gains or losses on goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Costs related to restructuring and restructuring-related activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs.  Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially-owned consolidated subsidiaries as well as revenue and expense attributable to businesses held-for-sale in the calculation of our non-GAAP financial measures.

The Company’s non-GAAP adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, also excludes acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including certain costs related to the transition to a new CEO, goodwill and long-lived asset impairments, and gains. We also exclude certain litigation charges which are facts and circumstances specific including costs to resolve litigation and legal settlement (gains and losses). In some cases, these costs may be a result of litigation matters at acquired companies that were not probable, inestimable, or unresolved at the time of acquisition.

The Company’s non-GAAP adjusted EBITDA and adjusted net earnings, in total and on a per share basis, also excludes gain and losses from investments, as they are not part of our day-to-day operating decisions (excluding our equity method investment in Wilson Wolf as it is certain to be acquired in the future) and certain adjustments to income tax expense. Additionally, gains and losses from investments that are either isolated or cannot be expected to occur again with any predictability are excluded. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $1.2 billion in net sales in fiscal 2024 and has approximately 3,100 employees worldwide. For more information on Bio-Techne and its brands, please visit www.biotechne.com.

Contact:	David Clair, Vice President, Investor Relations & Corporate Development

David.Clair@bio-techne.com

612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Net Sales	$297,031	$272,598	$586,489	$549,533
Cost of sales	103,145	96,011	209,586	187,755
Gross margin	193,886	176,587	376,903	361,778
Operating Expenses:
Selling, general and administrative	121,451	115,667	240,612	220,998
Research and development	25,016	22,916	48,885	46,914
Total Operating Expenses	146,467	138,583	289,497	267,912
Operating income	47,419	38,004	87,406	93,866
Other income (expense)	(4,543)	(4,617)	(4,359)	(10,921)
Earnings before income taxes	42,876	33,387	83,047	82,945
Income taxes	7,986	5,922	14,557	4,486
Net earnings	$34,890	$27,465	$68,490	$78,459
Earnings per share:
Basic	$0.22	$0.17	$0.43	$0.50
Diluted	$0.22	$0.17	$0.42	$0.49
Weighted average common shares outstanding
Basic	158,431	157,533	158,481	157,826
Diluted	160,626	160,060	161,353	161,001

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	12/31/2024	6/30/2024
ASSETS
Cash and equivalents	$177,549	$151,791
Short-term available-for-sale investments	—	1,072
Accounts receivable, net	217,940	241,394
Inventories	188,373	179,731
Current assets held-for-sale	1,047	9,773
Other current assets	49,731	33,658
Total current assets	634,640	617,419

Property and equipment, net	249,753	251,154
Right of use assets	85,383	91,285
Goodwill and intangible assets, net	1,425,658	1,479,744
Other assets	274,990	264,265
Total assets	$2,670,424	$2,703,867

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$114,257	$112,672
Contract liabilities	27,715	27,930
Income taxes payable	3,141	3,706
Operating lease liabilities - current	13,511	12,920
Other current liabilities	2,632	2,151
Total current liabilities	161,256	159,379

Deferred income taxes	37,723	55,863
Long-term debt obligations	300,000	319,000
Operating lease liabilities	81,616	87,618
Other long-term liabilities	11,337	13,157
Stockholders' equity	2,078,492	2,068,850
Total liabilities and stockholders' equity	$2,670,424	$2,703,867

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(In thousands)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Total consolidated net sales	$297,031	$272,598	$586,489	$549,533
Business held-for-sale1)	1,849	—	4,152	—
Revenue from recurring operations	$295,182	$272,598	$582,337	$549,533

Gross margin - GAAP	$193,886	$176,587	$376,903	$361,778
Gross margin percentage - GAAP	65.3%	64.8%	64.3%	65.8%

Identified adjustments:
Costs recognized upon sale of acquired inventory	$185	$183	$373	$364
Amortization of intangibles	10,630	11,790	22,410	23,656
Stock-based compensation, inclusive of employer taxes	395	256	667	470
Restructuring and restructuring-related costs	2,691	1,174	7,589	1,174
Impact of business held-for-sale1)	376	—	(182)	—
Adjusted gross margin	$208,163	$189,990	$407,760	$387,442
Adjusted gross margin percentage2)	70.5%	69.7%	70.0%	70.5%

1)	Since December 31, 2023, the Company has a business that has met the held-for-sale criteria.
2)	Adjusted gross margin percentage excludes both $1,849 and $4,152 of revenue and $(376) and $182 of gross margin for the three and six months ended for a business that has met the held-for-sale criteria.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(In thousands)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Total consolidated net sales	$297,031	$272,598	$586,489	$549,533
Business held-for-sale1)	1,849	—	4,152	—
Revenue from recurring operations	$295,182	$272,598	$582,337	$549,533

Operating income - GAAP	$47,419	$38,004	$87,406	$93,866
Operating income percentage - GAAP	16.0%	13.9%	14.9%	17.1%

Identified adjustments:
Costs recognized upon sale of acquired inventory	$185	$183	$373	$364
Amortization of intangibles	18,559	19,769	38,300	39,620
Acquisition related expenses and other	2,010	(525)	3,523	(1,114)
Certain litigation charges	1,386	—	1,678	—
Stock-based compensation, inclusive of employer taxes	15,238	12,958	25,875	24,453
Restructuring and restructuring-related costs	3,287	5,518	14,309	5,607
Impairment of assets held-for-sale	—	6,038	—	6,038
Impact of business held-for-sale1)	627	—	479	—
Adjusted operating income	$88,711	$81,945	$171,943	$168,834
Adjusted operating margin percentage2)	30.1%	30.1%	29.5%	30.7%

1)	Since December 31, 2023, the Company has a business that has met the held-for-sale criteria.
2)	Adjusted operating margin percentage excludes both $1,849 and $4,152 of revenue and $(627) and $(479) of operating income for the three and six months ended for a business that has met the held-for-sale criteria.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED CONSOLIDATED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Net earnings before taxes - GAAP	$42,876	$33,387	$83,047	$82,945
Identified adjustments:
Costs recognized upon sale of acquired inventory	185	183	373	364
Amortization of intangibles	18,559	19,769	38,300	39,620
Amortization of Wilson Wolf intangible assets and acquired inventory	2,489	4,208	4,979	8,416
Acquisition related expenses and other	2,139	(381)	3,813	(822)
Certain litigation charges	1,386	—	1,678	—
Stock-based compensation, inclusive of employer taxes	15,238	12,958	25,875	24,453
Restructuring and restructuring-related costs	3,287	5,518	14,309	5,607
Investment (gain) loss and other non-operating	—	—	—	(283)
Impairment of assets held-for-sale	—	6,038	—	6,038
Impact of business held-for-sale1)	627	—	479	—
Net earnings before taxes - Adjusted	$86,786	$81,680	$172,853	$166,338
Non-GAAP tax rate	21.5%	22.0%	21.5%	22.0%
Non-GAAP tax expense	$18,659	$17,964	$37,195	$36,579
Non-GAAP adjusted net earnings	$68,127	$63,716	$135,658	$129,759
Earnings per share - diluted - Adjusted	$0.42	$0.40	$0.84	$0.81

1) Since December 31, 2023, the Company has a business that has met the held-for-sale criteria.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED TAX RATE

(In percentages)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
GAAP effective tax rate	18.6%	17.7%	17.5%	5.4%
Discrete items	5.1	8.3	6.1	18.0
Annual forecast update	(0.1)	(2.6)	—	—
Long-term GAAP tax rate	23.6%	23.4%	23.6%	23.4%
Rate impact items
Stock based compensation	(2.8)%	(2.1)%	(2.9)%	(2.4)%
Other	0.7	0.7	0.8	1.0
Total rate impact items	(2.1)%	(1.4)%	(2.1)%	(1.4)%
Non-GAAP adjusted tax rate	21.5%	22.0%	21.5%	22.0%

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Protein Sciences segment revenue	$211,551	$197,670	$416,086	$402,325
Diagnostics and Spatial Biology segment revenue	84,135	75,408	167,327	148,204
Other revenue1)	1,849	—	4,152	—
lntersegment revenue	(504)	(480)	(1,076)	(996)
Consolidated revenue	$297,031	$272,598	$586,489	$549,533

1) Since December 31, 2023, the Company has a business that has met the held-for-sale criteria.

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Protein Sciences segment operating income	$87,112	$79,586	$167,653	$167,947
Diagnostics and Spatial Biology segment operating income	3,240	4,556	7,517	5,082
Segment operating income	90,352	84,142	175,170	173,029
Corporate general, selling, and administrative	(1,641)	(2,197)	(3,227)	(4,195)
Adjusted operating income	88,711	81,945	171,943	168,834
Cost recognized upon sale of acquired inventory	(185)	(183)	(373)	(364)
Amortization of intangibles	(18,559)	(19,769)	(38,300)	(39,620)
Acquisition related expenses and other	(2,010)	525	(3,523)	1,114
Certain litigation charges	(1,386)	—	(1,678)	—
Stock-based compensation, inclusive of employer taxes	(15,238)	(12,958)	(25,875)	(24,453)
Restructuring and restructuring-related costs	(3,287)	(5,518)	(14,309)	(5,607)
Impairment of assets held-for-sale	—	(6,038)	—	(6,038)
Impact of business held-for-sale1)	(627)	—	(479)	—
Operating income	$47,419	$38,004	$87,406	$93,866

1) Since December 31, 2023, the Company has a business that has met the held-for-sale criteria.

BIO-TECHNE CORPORATTON

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	QUARTER		SIX MONTHS
	ENDED		ENDED
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Net earnings	$34,890	$27,465	$68,490	$78,459
Net interest expense (income)	800	3,513	2,050	7,516
Depreciation and amortization	27,084	27,804	55,221	56,343
Income taxes	7,986	5,922	14,557	4,486
EBITDA	70,760	64,704	140,318	146,804
Costs recognized upon sale of acquired inventory	185	183	373	364
Amortization of Wilson Wolf intangible assets and acquired inventory	2,489	4,208	4,979	8,416
Acquisition related expenses and other	2,139	(381)	3,813	(822)
Certain litigation charges	1,386	—	1,678	—
Stock-based compensation, inclusive of employer taxes	15,238	12,958	25,875	24,453
Restructuring and restructuring-related costs	3,287	5,518	14,309	5,607
Investment (gain) loss and other non-operating	—	—	—	(283)
Impairment of assets held-for-sale	—	6,038	—	6,038
Impact of business held-for-sale1)	627	—	479	—
Adjusted EBITDA	$96,111	$93,228	$191,824	$190,577

1) Since December 31, 2023, the Company has a business that has met the held-for-sale criteria.

BIO-TECHNE CORPORATION

CONDENSED CASH FLOW

(In thousands)

(Unaudited)

	SIX MONTHS
	ENDED
	12/31/2024	12/31/2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$68,490	$78,459
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	55,221	56,343
Costs recognized on sale of acquired inventory	373	364
Deferred income taxes	(13,417)	(22,314)
Stock-based compensation expense	24,892	22,846
Fair value adjustment to available-for-sale investments	—	(283)
(Gain) Loss on equity method investment	(420)	4,295
Asset impairment restructuring	9,841	—
Fair value adjustment to contingent consideration payable	—	(3,500)
Impairment of assets held-for-sale	—	6,038
Other operating activities	3,255	251
Net cash provided by (used in) operating activities	148,235	142,499
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available-for-sale investments	1,085	23,759
Purchases of available-for-sale investments	—	(5,526)
Additions to property and equipment	(15,993)	(28,456)
Acquisitions, net of cash acquired	—	(169,707)
Distributions from (Investments in) Wilson Wolf	1,403	2,149
Investment in Spear Bio	(15,000)	—
Proceeds from sale of assets held-for-sale	1,789	—
Net cash provided by (used in) investing activities	(26,716)	(177,781)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(25,424)	(25,213)
Proceeds from stock option exercises	30,641	19,670
Long-term debt activity, net	(19,000)	97,000
Re-purchases of common stock	(75,628)	(80,042)
Taxes paid on RSUs and net share settlements	(5,997)	(21,302)
Net cash provided by (used in) financing activities	(95,408)	(9,887)
Effect of exchange rate changes on cash and cash equivalents	(353)	(5,270)
Net increase (decrease) in cash and cash equivalents	25,758	(50,439)
Cash and cash equivalents at beginning of period	151,791	180,571
Cash and cash equivalents at end of period	$177,549	$130,132